UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2006

NEENAH PAPER, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 2.02 Results of Operations and Financial Conditions

Attached hereto as Exhibit 99.1 and incorporated by reference herein is financial information for Neenah Paper, Inc. (the “Company”) for the quarter and year ended December 31, 2005 as presented in a press release dated March 8, 2006. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 2.06 Material Impairments

In December 2005, due to continued large operating losses at the Terrace Bay facility, a review of strategic alternatives and anticipated continuing losses in 2006, the Company performed another impairment test of the facility which indicated that the carrying value of its long-lived assets was not recoverable from estimated future cash flows. In estimating the impairment loss, the fair value of the facility was determined in a manner consistent with that applied in December 2004. While the significant assumptions used to determine the fair value of the facility were applied in a manner consistent with the prior year, the Company’s probability-weighting of the estimated future cash flows were different. The estimated fair value for the facility indicated that its long-lived assets were fully impaired. As a result, the Company recorded a pre-tax, non-cash impairment loss of approximately $53.7 million to reduce the carrying amount of the facility’s tangible long-lived assets to zero. A deferred tax benefit of approximately $20.6 million was recorded as a result of the impairment losses, resulting in a net after-tax charge of approximately $33.1 million.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press release dated March 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: March 8, 2006	/s/ Bonnie C. Lind
Bonnie C. Lind Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated March 8, 2006.